10F-3 Report
CGCM International Equity Investments
		10/1/2006		through	12/31/2006

ID	Issuer Name	Trade Date	Selling Dealer	Total Amount	Purchase Price	% Received by Fund	% of Issue (1)

962	Telstra Corporation (PIA)	11/20/2006	ABN AMRO	968,730.00	2.10	0.045%	0.045%
(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.
				Other Participant Accounts	Issue Amount		Total Received All Funds
962	-Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:			0.00	2,150,000,000.00		968,730.00